UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2011 (May 11, 2011)

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)
400 North Sam Houston Parkway East, Suite 400 Houston, Texas (Address of principal executive offices)	281-618-0400 (Registrant’s telephone number, including area code)	77060 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 11, 2011, Helix Energy Solutions Group, Inc. (the “Company”) entered into an Employment Agreement with Johnny Edwards, the Company’s Executive Vice President-Oil and Gas.  The form of the Employment Agreement was approved by the  Compensation Committee of the Company’s Board of Directors (the “Committee”).  The following is a brief summary of the material terms of the Employment Agreement.

The Employment Agreement has a two-year term and will automatically renew for successive two-year terms unless the Company or Mr. Edwards elects to terminate the agreement by giving 90 days advance notice prior to the end of the current term.  Mr. Edwards will receive a base salary of $350,000 per annum which was previously approved by the Committee and disclosed in the Proxy Statement for the 2011 Annual Meeting of Shareholders.

In addition, Mr. Edwards is entitled to receive such annual incentive compensation as the Board of Directors or the Committee shall determine, to participate in the Long-Term Incentive Plan of the Company, as defined in the Agreement, to participate in various employee benefit plans including the Company’s 401(k) plan and to be reimbursed for out of pocket expenses.

In the event Mr. Edwards’ employment is terminated without cause or he terminates his employment for “good reason,” as such terms are defined in the Employment Agreement, not in connection with a change in control, the Company shall pay Mr. Edwards an amount equal to one times base annual salary, any unpaid amount with respect to the previous year’s bonus, and the target bonus opportunity for the year of termination (to be paid at the time such bonuses are paid to the other participants).  In addition, in the event of such a termination, there shall be an automatic acceleration of the vesting of any equity-based awards granted to Mr. Edwards that were scheduled to vest by their terms within 12 months of the date of termination.

In the event of a change in control, as such term is defined in the Employment Agreement, the Company shall pay Mr. Edwards an amount equal to two times his base annual salary and target bonus opportunity, an amount equal to any unpaid bonus from the previous year, and all equity based awards shall vest.  In addition, the Company shall pay Mr. Edwards an amount equal to the cost of continuation of group health coverage under COBRA for 18 months.

The Employment Agreement contains a non-compete provision during the term of Mr. Edwards’ employment and for a period of one year thereafter.  Mr. Edwards would also be prohibited from soliciting customers or clients of the Company with whom he dealt during his employment and from soliciting employees of the Company for the one-year period.

Item 5.07.   Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Shareholders on May 11, 2011.  Four proposals, as described in the Company’s Proxy Statement dated April 1, 2011, were voted upon at the meeting. The following is a brief description of the matters voted upon and the final voting results.

·      Election of Director Nominees.

Director	Votes For	Votes Withheld	Abstentions	Broker Non-Votes
Nancy K. Quinn	85,812,388	1,255,166	—	8,339,690
William L. Transier	64,953,553	22,114,001	—	8,339,690

Each of the directors received the affirmative vote of a plurality (as well as a majority) of the shares cast and were elected as Class III directors for three-year terms expiring on the later of the annual meeting of shareholders in 2014 or a successor being elected and qualified.

·      Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accountant for 2011.

Votes For	Votes Against	Abstentions	Broker Non-Votes
90,498,890	4,832,897	75,457	0

The shareholders ratified the appointment of Ernst & Young LLP as Helix’s independent registered public accounting firm for 2011.

·      Approval on a non-binding advisory basis, of the 2010 compensation of our named executive officers.

Votes For	Votes Against	Abstentions	Broker Non-Votes
27,842,921	59,156,767	67,866	8,339,690

This proposal did not receive a majority of the votes cast; accordingly the shareholders did not approve the 2010 compensation of our named executive officers.  Although this is a non-binding advisory vote, the Compensation Committee of the Board of Directors values the opinion of our shareholders and as a result has determined to take the following actions: (i) implement defined performance metrics for the 2011 Cash Bonus Program for executive officers with the Committee, however,  retaining overall discretion with respect to the grant of individual awards made under the program, and (ii) modify the long-term incentive compensation awarded to executive officers to include additional pay for performance elements in future  grants.

·      The vote, on a non-binding advisory basis, on the frequency of including an advisory vote on the compensation of our named executive officers every one, two or three years.

One Year	Two Years	Three Years	Abstentions	Broker Non-Votes
62,472,748	120,912	24,155,359	318,535	8,339,690

The shareholder vote on the frequency of the vote on executive compensation is an advisory vote only.  Although the vote is non-binding, the Board of Directors values the opinion of our shareholders.  In light of the voting results on this proposal, the Board has determined that the Company will hold an annual vote on the compensation of executives named in its proxy materials until the next shareholder vote regarding the frequency of votes on executive compensation.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

Number                      Description
----------                       --------------
10.1	Employment Agreement by and between Helix Energy Solutions Group, Inc. and Johnny Edwards dated May 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           May 13, 2011

            HELIX ENERGY SOLUTIONS GROUP, INC.

             By:     /s/  Alisa B. Johnson
                      Alisa B. Johnson
               Executive Vice President and
                                   General Counsel

Index to Exhibits

Exhibit No.                 Description

10.1	Employment Agreement by and between Helix Energy Solutions Group, Inc. and Johnny Edwards dated May 11, 2011.